DEED OF COVENANT

10 MAY 2019

EQUINOR ASA

in respect of a
€20,000,000,000
EURO MEDIUM TERM NOTE PROGRAMME

ALLEN & OVERY

Allen & Overy LLP

0010155-0002840 ICM:32661813.2

THIS DEED OF COVENANT is made on 10 May 2019 by EQUINOR ASA (the Issuer) in favour of the account holders specified below of Clearstream Banking S.A., Euroclear Bank SA/NV, and/or any other additional clearing system or systems as are specified in Part B of the Final Terms relating to any Note (as defined below) (each a Clearing System).

WHEREAS:

(A) The Issuer has entered into an amended and restated Programme Agreement (the Programme Agreement, which expression includes the same as it may be further amended and/or restated and/or supplemented from time to time) dated 10 May 2019 with the Dealers named therein under which the Issuer proposes from time to time to issue Euro Medium Term Notes (the Notes).

(B) The Notes (other than the VPS Notes (as defined in the Programme Agreement)) will initially be represented by, and comprised in, Temporary Global Notes (the Temporary Global Notes) and thereafter may be represented by, and comprised in, Permanent Global Notes (the Permanent Global Notes, the Temporary Global Notes and Permanent Global Notes being herein together called the Global Notes) representing a certain number of underlying Notes (the Underlying Notes).

(C) Each Global Note may, after issue, be deposited with a depositary for one or more Clearing Systems (each such Clearing System or all such Clearing Systems together, the Relevant Clearing System). Upon such deposit of a Global Note the Underlying Notes represented by such Global Note will be credited to a securities account or securities accounts with the Relevant Clearing System. Any account holder with the Relevant Clearing System which has Underlying Notes credited to its securities account from time to time (each a Relevant Account Holder) will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the Relevant Clearing System, be entitled to transfer such Underlying Notes and (subject to and upon payment being made by the Issuer to the bearer in accordance with the terms of the relevant Global Note) will be entitled to receive payments from the Relevant Clearing System calculated by reference to the Underlying Notes credited to its securities account.

(D) In certain circumstances specified in each Global Note, the bearer of the Global Note will have no further rights under the Global Note (but without prejudice to the rights which any person may have pursuant to this Deed of Covenant). The time at which this occurs is hereinafter referred to as the Relevant Time. In such circumstances each Relevant Account Holder will, subject to and in accordance with the terms of this Deed, acquire against the Issuer all those rights which such Relevant Account Holder would have had if, prior to the Relevant Time, duly executed and authenticated Definitive Note(s) (as defined in the Agency Agreement (the Agency Agreement, which expression includes the same as it may be further amended and/or restated and/or supplemented from time to time) dated 10 May 2019) and interest coupons (the Coupons) appertaining to the Definitive Note(s) (if appropriate) had been issued in respect of its Underlying Note(s) and such Definitive Notes(s) and Coupons (if appropriate) were held and beneficially owned by such Relevant Account Holder.

NOW THIS DEED WITNESSES AS FOLLOWS:

1. If at any time the bearer of the Global Note ceases to have rights under it in accordance with the terms thereof, the Issuer hereby undertakes and covenants with each Relevant Account Holder (other than when any Relevant Clearing System is an account holder of any other Relevant Clearing System) that each Relevant Account Holder shall automatically acquire at the Relevant Time, without the need for any further action on behalf of any person, against the relevant Issuer all those rights which such Relevant Account Holder would have had if at the Relevant Time it held and beneficially owned duly executed and authenticated Definitive Note(s) and Coupons (if appropriate) in respect of each Underlying Note represented by such Global Note which such Relevant Account

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Holder has credited to its securities account with the Relevant Clearing System at the Relevant Time. The Issuer's obligation pursuant to this clause shall be a separate and independent obligation by reference to each Underlying Note which a Relevant Account Holder has credited to its securities account with the Relevant Clearing System and the Issuer agrees that a Relevant Account Holder may assign its rights hereunder in whole or in part.

2.The records of the Relevant Clearing System shall be conclusive evidence of the identity of the Relevant Account Holders and the number of Underlying Notes credited to the securities account of each Relevant Account Holder. For the purposes hereof a statement issued by the Relevant Clearing System stating:

(a) the name of the Relevant Account Holder to which such statement is issued; and

(b) the aggregate nominal amount of Underlying Notes credited to the securities account of such Relevant Account Holder as at the opening of business on the first day following the Relevant Time on which the Relevant Clearing System is open for business, shall be conclusive evidence of the records of the Relevant Clearing System at the Relevant Time.

3. In the event of a dispute, the determination of the Relevant Time by the Relevant Clearing System (in the absence of manifest error) shall be final and conclusive for all purposes in connection with the Relevant Account Holders with securities accounts with the Relevant Clearing System.

4. The Issuer undertakes in favour of each Relevant Account Holder that, in relation to any payment to be made by it under this Deed, it will comply with the provisions of Condition 7 to the extent that they apply to any payments in respect of Underlying Notes as if those provisions had been set out in full in this Deed.

5. The Issuer agrees to pay any stamp and other duties and taxes, including interest and penalties, payable on or in connection with the execution of this Deed and any action taken by any Relevant Account Holder to enforce the provisions of this Deed.

6. The Issuer hereby warrants, represents and covenants with each Relevant Account Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.

7. This Deed shall take effect as a Deed Poll for the benefit of the Relevant Account Holders from time to time and for the time being. This Deed shall be deposited with and held by the depositary or common safekeeper, as the case may be, for the Relevant Clearing System (being at the date hereof The Bank of New York Mellon at One Canada Square, London E14 5AL) until all the obligations of the Issuer hereunder have been discharged in full.

8. The Issuer hereby acknowledges the right of every Relevant Account Holder to the production of, and the right of every Relevant Account Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, each and every Relevant Account Holder, and that each Relevant Account Holder shall be entitled severally to enforce the said obligations against the Issuer.

9. If any provision in or obligation under this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this

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Deed, and (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Deed.

10. This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law. The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and accordingly any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in any such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the Relevant Account Holders and, to the extent allowed by applicable law, shall not limit the right or any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

The Issuer irrevocably appoints Equinor UK Limited (whose offices are at the date of this Agreement at One Kingdom Street, Paddington Central, London W2 6BD) as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer shall forthwith, on request of the Agent, appoint a new agent for service of process in England and deliver to the Agent a copy of the new agent's acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof the Issuer has caused this Deed to be duly executed the day and year first above mentioned.

EXECUTED as a DEED under seal	)
by EQUINOR ASA AS	)
and signed and	)
delivered as a deed on its	)
behalf by	)
in the presence of:	)

Witness's Signature

Name:

Address:

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